EXHIBIT 10.5

September 9, 2026

Chris Berg

Dear Chris,

Congratulations! I am pleased to confirm your new role, President, Rental Division, effective September 9, 2026, reporting directly to me. Your new base salary will be in the annualized amount of $750,000, paid on a biweekly basis.

Annual Incentive: You will be eligible to participate in the Hertz Executive Incentive Compensation Plan (EICP), with a target award of 100% of your salary. Your 2026 award will be calculated on a prorated basis considering your time in each role.

Long-Term Incentive: You will continue to be eligible to participate in the Hertz Annual Equity program with a new target of $1,750,000 beginning in 2027.

One-Time Equity Award: You will be awarded a one-time equity award with a value of $1,000,000 in the form of an award of Restricted Stock Units (“RSUs”) on or promptly following the 1st day of the quarter following the Appointment Date. The number of shares underlying the One-Time RSU Award will be calculated by dividing $1,000,000 by the closing market price of the Company’s common stock on the grant date. The One-Time RSU Award will vest ratably over a three-year period following the grant date. The One-Time RSU Award will be subject to the terms and conditions of the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”) and the Company’s standard Form of Restricted Stock Unit Agreement.

I am excited to have you as a key member of the team and believe that you will continue to make great contributions to the organization.

Very truly yours,

Gil West
Chief Executive Officer

I accept the terms and conditions of this offer:

/s/ Chris Berg	September 9, 2026
Chris Berg	Date